Exhibit 99.1

Albany International Reports Second-Quarter Results

Second-quarter Highlights

  Net sales were $256.2 million, an increase of 18.9% compared to 2017 (see Table 2). Excluding the impact of the adoption of the new revenue recognition standard (ASC 606) and currency translation effects, Net sales increased 17.0% (see Table 3).
  Net income attributable to the Company was $30.4 million ($0.94 per share), compared to $1.1 million ($0.03 per share) in Q2 2017. Q2 2018 Net income attributable to the Company was increased by $1.4 million ($0.04 per share) as a result of adopting ASC 606. Q2 2017 results included a pre-tax charge of $15.8 million ($0.31 per share after tax) related to revisions in the estimated profitability of two contracts in the Albany Engineered Composites segment.
  Net income attributable to the Company, excluding adjustments (a non-GAAP measure), was $0.82 per share, compared to $0.16 per share in Q2 2017, which included the $0.31 per share charge noted above (see Table 20).
  Adjusted EBITDA (a non-GAAP measure) was $61.9 million, compared to $30.6 million in Q2 2017, which included the $15.8 million charge noted above (see Tables 10 and 11).

ROCHESTER, N.H.--(BUSINESS WIRE)--August 6, 2018--Albany International Corp. (NYSE:AIN) reported that Q2 2018 Net income attributable to the Company was $30.4 million, including a net benefit of $4.2 million from income tax adjustments. Net income attributable to the Company was increased by $1.4 million as a result of adopting ASC 606. Q2 2017 Net income attributable to the Company was $1.1 million, including a net charge of $0.8 million from income tax adjustments.

Q2 2018 Income before income taxes was $37.3 million, including $2.6 million of restructuring charges and $2.4 million of gains from foreign currency revaluation. Q2 2017 Income before income taxes was $3.0 million, including restructuring charges of $2.0 million and losses of $3.5 million from foreign currency revaluation. Q2 2017 Income before income taxes also included a $15.8 million charge to Cost of goods sold related to revisions in the estimated profitability of two contracts in the Albany Engineered Composites segment.

Effective January 1, 2018, the Company adopted the provisions of ASC 606, Revenue from Contracts with Customers, using the modified retrospective method for transition. Under this transition method, periods prior to 2018 are not restated. Table 1 summarizes the effect on various operational metrics that resulted from the adoption of the new standard:

Table 1
	For the Three Months ended June 30, 2018				For the Six Months ended June 30, 2018
Increase/(decrease) attributable to the adoption of ASC 606 (in thousands)	Machine Clothing (MC)	Albany Engineered Composites (AEC)	Income Tax and noncontrolling interest Effects	Total Company	Machine Clothing (MC)	Albany Engineered Composites (AEC)	Income Tax and noncontrolling interest Effects	Total Company
Net sales	$857	$(1,257)	$-	$(400)	$5,068	$2,966	$-	$8,034
Gross profit	1,781	123	-	1,904	2,820	992	-	3,812
Selling, technical, general and research expenses	(5)	-	-	(5)	55	-	-	55
Operating income and Income before income taxes	1,786	123	-	1,909	2,765	992	-	3,757
Income taxes	-	-	507	507	-	-	1,108	1,108
Net income	1,786	123	(507)	1,402	2,765	992	(1,108)	2,649
Net income attributable to noncontrolling interest in ASC	-	-	27	27	-	-	84	84
Net income attributable to the Company	$1,786	$123	$(534)	$1,375	$2,765	$992	$(1,192)	$2,565

Table 2 summarizes Net sales and the effect of changes in currency translation rates:

Table 2					Percent Change excluding Currency Rate Effect
	Net Sales Three Months ended June 30,			Impact of Changes in Currency Translation Rates

			Percent Change
(in thousands, excluding percentages)	2018	2017
Machine Clothing (MC)	$162,635	$146,572	11.0%	$3,145	8.8%
Albany Engineered Composites (AEC)	93,590	68,999	35.6	1,215	33.9
Total	$256,225	$215,571	18.9%	$4,360	16.8%

Table 3 summarizes Q2 Net sales excluding the impact of ASC 606 and currency translation effects:

Table 3
(in thousands, excluding percentages)	Q2 2018 Net sales, as reported	Increase/ (decrease) due to ASC 606	Increase due to Changes in Currency Translation Rates	Q2 2018 Net sales on same basis as Q2 2017	Percent Change excluding Currency Rate and ASC 606 Effects
Machine Clothing	$162,635	$857	$3,145	$158,633	8.2%
Albany Engineered Composites	93,590	(1,257)	1,215	93,632	35.7
Total	$256,225	$(400)	$4,360	$252,265	17.0%

In Machine Clothing, when excluding the impact of ASC 606 and currency translation effects, Net sales increased 8.2% compared to Q2 2017. The increase was principally due to global growth in sales for the packaging and tissue grades, more than offsetting a continuing but small decline in publication grade sales.

AEC Net sales grew 35.7% compared to Q2 2017, when excluding the impact of ASC 606 and currency translation effects, primarily driven by growth in the LEAP, Boeing 787, F-35 and CH-53K programs.

Table 4 summarizes Gross profit by segment:

Table 4
	Three Months ended		Three Months ended
	June 30, 2018		June 30, 2017
(in thousands, excluding percentages)	Gross profit	Percent of sales	Gross profit	Percent of sales
Machine Clothing	$79,607	48.9%	$70,832	48.3%
Albany Engineered Composites	12,626	13.5	(7,599)	-11.0
Corporate expenses	(55)	-	(55)	-
Total	$92,178	36.0%	$63,178	29.3%

Second-quarter MC Gross profit as a percentage of sales improved to 48.9% as a result of higher sales and strong capacity utilization. AEC’s negative gross profit in Q2 2017 was principally due to the $15.8 million charge related to revisions in the estimated profitability of two contracts, as described above. The additional improvement in AEC Gross profit as a percentage of sales was driven by higher sales and improved labor productivity.

Table 5 summarizes selling, technical, general and research (STG&R) expenses by segment:

Table 5
	Three Months ended		Three Months ended
	June 30, 2018		June 30, 2017
(in thousands, excluding percentages)	STG&R Expense	Percent of sales	STG&R Expense	Percent of sales
Machine Clothing	$26,963	16.6%	$31,602	21.6%
Albany Engineered Composites	7,976	8.5	8,998	13.0
Corporate expenses	11,966	-	10,687	-
Total	$46,905	18.3%	$51,287	23.8%

Gains and losses from the revaluation of nonfunctional-currency assets and liabilities (primarily arising in the Machine Clothing segment) decreased total second-quarter STG&R expenses by $2.4 million in 2018, and increased STG&R expenses by $1.6 million in 2017.

Table 6 summarizes second-quarter expenses associated with internally funded research and development by segment:

Table 6
	Research and development expenses
	Three Months ended
	June 30,
(in thousands)	2018	2017
Machine Clothing	$4,211	$4,525
Albany Engineered Composites	3,183	2,778
Total	$7,394	$7,303

Table 7 summarizes second-quarter operating income/(loss) by segment:

Table 7
	Operating Income/(loss)
	Three Months ended
	June 30,
(in thousands)	2018	2017
Machine Clothing	$50,843	$38,425
Albany Engineered Composites	4,092	(17,828)
Corporate expenses	(12,251)	(10,742)
Total	$42,684	$9,855

Table 8 presents the effect on Operating income from restructuring and currency revaluation:

Table 8
	Expenses/(gain) in Q2 2018		Expenses/(gain) in Q2 2017
	resulting from		resulting from
(in thousands)	Restructuring	Revaluation	Restructuring	Revaluation
Machine Clothing	$1,800	$(2,331)	$805	$1,650
Albany Engineered Composites	558	116	1,231	(63)
Corporate expenses	231	(179)	-	2
Total	$2,589	(2,394)	$2,036	$1,589

Restructuring charges for Q2 2018 included ongoing costs related to the closure of the Machine Clothing facility in Sélestat, France. The Company continues to assess whether property, plant and equipment in that location will be transferred to other facilities, or if their value can be recovered through a sale. Depending on the outcome of these assessments, additional restructuring charges could be recorded in future periods.

Q2 2018 Other income/expense, net, was expense of $0.7 million. Gains and losses related to the revaluation of nonfunctional-currency balances had a negligible impact. Q2 2017 Other income/expense, net, was expense of $2.6 million, including losses related to the revaluation of nonfunctional-currency balances of $1.9 million.

Table 9 summarizes currency revaluation effects on certain financial metrics:

Table 9
	Income/(loss) attributable to currency revaluation
	Three Months ended June 30,
(in thousands)	2018	2017
Operating income	$2,394	$(1,589)
Other income/(expense), net	9	(1,948)
Total	$2,403	$(3,537)

The Company’s income tax rate based on income from continuing operations was 30.1% for Q2 2018, compared to 32.8% for Q2 2017. Discrete tax items and the effect of a change in the estimated income tax rate decreased income tax expense by $4.2 million in Q2 2018. Q2 2018 discrete tax items included a reduction to income tax expense of $5.0 million due to the reversal of a tax valuation allowance in Europe. Discrete tax items and the effect of a change in the estimated income tax rate increased income tax expense by $0.8 million in Q2 2017.

Tables 10 and 11 provide a reconciliation of Operating income and Net income to EBITDA and Adjusted EBITDA:

Table 10
Three Months ended June 30, 2018 (in thousands)	Machine Clothing	Albany Engineered Composites	Corporate expenses and other	Total Company
Operating income/(loss) (GAAP)	$50,843	$4,092	$(12,251)	$42,684
Interest, taxes, other income/expense	-	-	(12,378)	(12,378)
Net income (GAAP)	50,843	4,092	(24,629)	30,306
Interest expense, net	-	-	4,621	4,621
Income tax expense	-	-	7,031	7,031
Depreciation and amortization	8,182	10,247	1,244	19,673
EBITDA (non-GAAP)	59,025	14,339	(11,733)	61,631
Restructuring expenses, net	1,800	558	231	2,589
Foreign currency revaluation (gains)/losses	(2,331)	116	(188)	(2,403)
Pretax loss attributable to non-controlling interest in ASC	-	121	-	121
Adjusted EBITDA (non-GAAP)	$58,494	$15,134	$(11,690)	$61,938

Table 11
Three Months ended June 30, 2017 (in thousands)	Machine Clothing	Albany Engineered Composites	Corporate expenses and other	Total Company
Operating income/(loss) (GAAP)	$38,425	$(17,828)	$(10,742)	$9,855
Interest, taxes, other income/expense	-	-	(8,622)	(8,622)
Net income (GAAP)	38,425	(17,828)	(19,364)	1,233
Interest expense, net	-	-	4,285	4,285
Income tax expense	-	-	1,779	1,779
Depreciation and amortization	8,431	8,218	1,184	17,833
EBITDA (non-GAAP)	46,856	(9,610)	(12,116)	25,130
Restructuring expenses, net	805	1,231	-	2,036
Foreign currency revaluation (gains)/losses	1,650	(63)	1,950	3,537
Pretax (income) attributable to non-controlling interest in ASC	-	(144)	-	(144)
Adjusted EBITDA (non-GAAP)	$49,311	$(8,586)	$(10,166)	$30,559

Payments for capital expenditures were $23.4 million in Q2 2018, compared to $21.7 million in Q2 2017. Depreciation and amortization was $19.7 million in Q2 2018, compared to $17.8 million in Q2 2017.

CFO Comments

CFO and Treasurer John Cozzolino said, “Second-quarter cash flow was slightly negative as cash generated by the Company’s strong operating results was utilized to fund the continued growth in AEC. Overall, total debt increased about $4 million to $525 million as of the end of the quarter and cash balances increased $3 million to $155 million. The combined effect of those two changes resulted in a $1 million increase in net debt (total debt less cash, see Table 22) to a balance of $370 million as of the end of the quarter. The Company’s leverage ratio, as defined in our revolving credit facility, was 2.23 at the end of Q2, as compared to 2.55 at the end of Q1, well below our current limit of 3.75.

“Capital expenditures during the quarter were about $23 million, as the Company continues to invest in equipment to support multiple ramp-ups in AEC. We continue to expect capital expenditures to range from $20 million to $25 million per quarter through the second half of the year.

“The Company’s income tax rate based on income from continuing operations was 30.1% in Q2 compared to 32.5% in Q1. The tax rate declined from Q1 due to a favorable shift in the estimated mix of pre-tax income in the countries in which the Company does business. Cash paid for income taxes was about $6 million in Q2 and $14 million through the first half of the year. We estimate cash taxes for the full year 2018 to range from $22 million to $25 million.”

CEO Comments

CEO Olivier Jarrault commented, “Q2 2018 was a very good quarter for Albany International with strong performance across both businesses. Total Company Net sales increased 19%, or 17% excluding the impact of ASC 606 and currency translation effects. Compared to Q2 2017, which included a $15.8 million pre-tax charge for revisions in AEC contract estimates, Net income and Adjusted EBITDA both increased sharply. Net income increased to $30 million while Adjusted EBITDA grew to $62 million due to higher sales and improved productivity in both MC and AEC.

“MC sales in the second quarter, excluding the impact of ASC 606 and currency translation effects, increased 8% compared to last year. The increase was principally due to global growth in sales for the packaging and tissue grades, more than offsetting a continuing but small decline in publication grade sales. A substantial amount of the sales growth was driven by North America, where sales increased across all paper grades.

“MC gross margin was strong during the quarter, rising to 48.9%, a nice improvement compared to 48.3% in Q2 last year. The increase was principally due to higher sales and strong capacity utilization. Operating income and Adjusted EBITDA both increased significantly compared to Q2 2017, with Adjusted EBITDA improving to $58 million in the quarter.

“The strong performance in MC over the first half of the year places the business on track to exceed the high end of our expected full-year Adjusted EBITDA range of $180 million to $195 million. Assuming no significant changes in global economic conditions or currency rates, we currently anticipate Adjusted EBITDA in Q3 and Q4 to be in the range of $47 million to $51 million per quarter.

“Q2 was another strong quarter for AEC with significant growth in Net sales, Operating income and Adjusted EBITDA compared to Q2 2017. Net sales, excluding the impact of ASC 606 and currency translation effects, increased 36%, while profitability continued to show improvement over last year.

“The increase in sales was primarily driven by the LEAP program. Sales of fan cases, fan blades and spacers for LEAP engines, which represented about 49% of AEC Q2 2018 sales, grew 49% compared to Q2 2017, reflecting the unprecedented steep ramp up of this jet engine program. Higher sales of Boeing 787 fuselage frames, as well as F-35 and CH-53K components, also contributed to the growth in sales.

“AEC operating income improved to $4.1 million in the current quarter, compared to a loss in Q2 2017 which included the charge for contract revisions. Adjusted EBITDA also showed good improvement as it increased to $15.1 million in the quarter, or 16.2% of Net sales, as a result of volume increases and productivity improvement. Excluding the impact of the Q2 2017 charge for contract revisions, Q2 2018 Adjusted EBITDA more than doubled compared to last year.

“In R&D, our new product development activities – which focus on existing, derivative and new technologies – and our process improvement projects – which aim to optimize our operational performance across AEC – continued to progress well during the quarter. Our execution to date on our major existing contracts, along with anticipated new contract wins, continue to provide the potential for AEC to reach annual sales of $475 million to $550 million in 2020. The potential for AEC beyond 2020 will be based not only on executing on the continued ramp up of existing programs on which we are already well established, but also on increasing share or acquiring first-time content on ramping programs, while at the same time winning new contracts on future commercial and defense airframe and engine platforms.

“The LEAP engine continues to be the preferred choice for single-aisle aircraft, as evidenced at the Farnborough Air Show where new orders and commitments in excess of 800 LEAP and CFM56 engines were announced. This strengthens the already strong LEAP engine order backlog, which represents several years of production. It has also been reported that at least one-third of the A320neo-family aircraft in the Airbus backlog do not yet have engines selected, providing a deep reserve of additional potential orders.

“We expect AEC to continue to perform well over the second half of the year. For the full year 2018, we expect the increase in Net sales to end up closer to the upper end of the 20% to 30% range we discussed last quarter; and while profitability could fluctuate somewhat over the second half, full-year Adjusted EBITDA as a percentage of net sales should show strong incremental improvement compared to 2017. Beyond 2018, we remain on track toward our goal of 18% to 20% Adjusted EBITDA as a percentage of sales in 2020.

“So in summary, this was a very good quarter for the Company, with outstanding financial performance in MC and solid sales growth with good profitability in AEC. With the strong year-to-date results and our expectation of good performance over the second half of the year, our financial outlook for both businesses for the full year 2018 is for improvement compared to 2017, at levels in line with or better than previously discussed expectations.”

About Albany International Corp.

Albany International is a global advanced textiles and materials processing company, with two core businesses. Machine Clothing is the world’s leading producer of custom-designed fabrics and belts essential to production in the paper, nonwovens, and other process industries. Albany Engineered Composites is a rapidly growing supplier of highly engineered composite parts for the aerospace industry. Albany International is headquartered in Rochester, New Hampshire, operates 22 plants in 10 countries, employs 4,400 people worldwide, and is listed on the New York Stock Exchange (Symbol AIN). Additional information about the Company and its products and services can be found at www.albint.com.

This release contains certain non-GAAP metrics, including: net sales, and percent change in net sales, excluding the impact of ASC 606 and/or currency translation effects (for each segment and the Company as a whole); EBITDA and Adjusted EBITDA (for each segment and the Company as a whole, represented in dollars or as a percentage of net sales); net debt; and net income per share attributable to the Company, excluding adjustments. Such items are provided because management believes that, when reconciled from the GAAP items to which they relate, they provide additional useful information to investors regarding the Company’s operational performance.

Presenting sales and increases or decreases in sales, after currency effects and/or ASC 606 impact are excluded, can give management and investors insight into underlying sales trends. EBITDA, or net income with interest, taxes, depreciation, and amortization added back, is a common indicator of financial performance used, among other things, to analyze and compare core profitability between companies and industries because it eliminates effects due to differences in financing, asset bases and taxes. An understanding of the impact in a particular quarter of specific restructuring costs, currency revaluation, inventory write-offs associated with discontinued businesses, or other gains and losses, on net income (absolute as well as on a per-share basis), operating income or EBITDA can give management and investors additional insight into core financial performance, especially when compared to quarters in which such items had a greater or lesser effect, or no effect. Restructuring expenses in the MC segment, while frequent in recent years, are reflective of significant reductions in manufacturing capacity and associated headcount in response to shifting markets, and not of the profitability of the business going forward as restructured. Net debt is, in the opinion of the Company, helpful to investors wishing to understand what the Company’s debt position would be if all available cash were applied to pay down indebtedness. EBITDA, Adjusted EBITDA and net income per share attributable to the Company, excluding adjustments, are performance measures that relate to the Company’s continuing operations.

Net sales, or percent changes in net sales, excluding currency rate effects, are calculated by converting amounts reported in local currencies into U.S. dollars at the exchange rate of a prior period. The impact of ASC 606 is determined by calculating what GAAP net sales would have been under the prior ASC 605 standard, and comparing that amount to the amount reported under the new ASC 606 standard. These amounts are then compared to the U.S. dollar amount as reported in the current period. The Company calculates EBITDA by removing the following from Net income: Interest expense net, Income tax expense, Depreciation and amortization. Adjusted EBITDA is calculated by: adding to EBITDA costs associated with restructuring, and inventory write-offs associated with discontinued businesses; adding (or subtracting) revaluation losses (or gains); subtracting (or adding) gains (or losses) from the sale of buildings or investments; subtracting insurance recovery gains in excess of previously recorded losses; and subtracting (or adding) Income (or loss) attributable to the non-controlling interest in Albany Safran Composites (ASC). Adjusted EBITDA may also be presented as a percentage of net sales by dividing it by net sales. Net income per share attributable to the Company, excluding adjustments, is calculated by adding to (or subtracting from) net income attributable to the Company per share, on an after-tax basis: restructuring charges; inventory write-offs associated with discontinued businesses; discrete tax charges (or gains) and the effect of changes in the income tax rate; foreign currency revaluation losses (or gains); acquisition expenses; and losses (or gains) from the sale of investments.

EBITDA, Adjusted EBITDA, and net income per share attributable to the Company, excluding adjustments, as defined by the Company, may not be similar to similarly named measures of other companies. Such measures are not considered measurements under GAAP, and should be considered in addition to, but not as substitutes for, the information contained in the Company’s statements of income.

The Company discloses certain income and expense items on a per-share basis. The Company believes that such disclosures provide important insight into underlying quarterly earnings and are financial performance metrics commonly used by investors. The Company calculates the quarterly per-share amount for items included in continuing operations by using the income tax rate based on income from continuing operations and the weighted-average number of shares outstanding for each period. Year-to-date earnings per-share effects are determined by adding the amounts calculated at each reporting period.

Table 12 summarizes Net sales and the effect of changes in currency translation rates:

Table 12

				Impact of Changes in Currency Translation Rates	Percent Change excluding Currency Rate Effect
	Net Sales Six Months ended June 30,

			Percent
(in thousands, excluding percentages)	2018	2017	Change

Machine Clothing (MC)	$310,786	$289,399	7.4%	$9,905	4.0%
Albany Engineered Composites (AEC)	175,420	125,449	39.8	3,526	37.0
Total	$486,206	$414,848	17.2%	$13,431	14.0%

Table 13 summarizes year-to-date Net sales excluding the impact of ASC 606 and currency translation effects:

Table 13
(in thousands, excluding percentages)	Net Sales Six Months ended June 30, 2018, as reported	Increase due to ASC 606	Increase due to Changes in Currency Translation Rates	2018 Net sales on same basis as 2017	Percent Change excluding Currency Rate and ASC 606 Effects
Machine Clothing	$310,786	$5,068	$9,905	$295,813	2.2%
Albany Engineered Composites	175,420	2,966	3,526	168,928	34.7
Total	$486,206	$8,034	$13,431	$464,741	12.0%

Tables 14 and 15 provide a reconciliation of Operating income and Net income to EBITDA and Adjusted EBITDA:

Table 14
Six Months ended June 30, 2018 (in thousands)	Machine Clothing	Albany Engineered Composites	Corporate expenses and other	Total Company
Operating income/(loss) (GAAP)	$81,613	$6,366	$(24,464)	$63,515
Interest, taxes, other income/expense	-	-	(22,727)	(22,727)
Net income (GAAP)	81,613	6,366	(47,191)	40,788
Interest expense, net	-	-	8,909	8,909
Income tax expense	-	-	11,640	11,640
Depreciation and amortization	16,544	21,404	2,673	40,621
EBITDA (non-GAAP)	98,157	27,770	(23,969)	101,958
Restructuring expenses, net	10,152	779	231	11,162
Foreign currency revaluation (gains)/losses	(813)	301	499	(13)
Pretax (income) attributable to non-controlling interest in ASC	-	(222)	-	(222)
Adjusted EBITDA (non-GAAP)	$107,496	$28,628	$(23,239)	$112,885

Table 15
Six Months ended June 30, 2017 (in thousands)	Machine Clothing	Albany Engineered Composites	Corporate expenses and other	Total Company
Operating income/(loss) (GAAP)	$76,688	$(22,942)	$(21,213)	$32,533
Interest, taxes, other income/expense	-	-	(20,326)	(20,326)
Net income (GAAP)	76,688	(22,942)	(41,539)	12,207
Interest expense, net	-	-	8,613	8,613
Income tax expense	-	-	8,329	8,329
Depreciation and amortization	16,718	16,022	2,386	35,126
EBITDA (non-GAAP)	93,406	(6,920)	(22,211)	64,275
Restructuring expenses, net	916	3,801	-	4,717
Foreign currency revaluation (gains)/losses	3,313	34	2,052	5,399
Pretax (income) attributable to non-controlling interest in ASC	-	(314)	-	(314)
Adjusted EBITDA (non-GAAP)	$97,635	$(3,399)	$(20,159)	$74,077

Tables 16, 17, 18 and 19 contain per share effects of certain income and expense items:

Table 16
Three Months ended June 30, 2018 (in thousands, except per share amounts)	Pretax amounts	Tax Effect	After-tax Effect	Per Share Effect
Restructuring expenses, net	$2,589	$779	$1,810	$0.06
Foreign currency revaluation gains	2,403	723	1,680	0.05
Favorable effect of change in income tax rate	-	359	359	0.01
Net discrete income tax benefit	-	3,849	3,849	0.12
Favorable effect of applying ASC 606	1,909	534*	1,375	0.04
* Includes tax and noncontrolling interest effects
Table 17
Three Months ended June 30, 2017 (in thousands, except per share amounts)	Pretax amounts	Tax Effect	After-tax Effect	Per Share Effect
Restructuring expenses, net	$2,036	$739	$1,297	$0.04
Foreign currency revaluation losses	3,537	1,284	2,253	0.07
Unfavorable effect of change in income tax rate	-	36	36	0.00
Net discrete income tax charge	-	754	754	0.02
Charge for revision to estimated profitability of AEC contracts	15,821	5,854	9,967	0.31
Table 18
Six Months ended June 30, 2018 (in thousands, except per share amounts)	Pretax amounts	Tax Effect	After-tax Effect	Per Share Effect
Restructuring expenses, net	$11,162	$3,565	$7,597	$0.24
Foreign currency revaluation gains	13	54	67	0.00
Net discrete income tax benefit	-	4,139	4,139	0.13
Favorable effect of applying ASC 606	3,757	1,192*	2,565	0.08
* Includes tax and noncontrolling interest effects

Table 19
Six Months ended June 30, 2017 (in thousands, except per share amounts)	Pretax amounts	Tax Effect	After-tax Effect	Per Share Effect
Restructuring expenses, net	$4,717	$1,718	$2,999	$0.09
Foreign currency revaluation losses	5,399	1,964	3,435	0.11
Net discrete income tax charge	-	1,585	1,585	0.05
Charge for revision to estimated profitability of AEC contracts	15,821	5,854	9,967	0.31

Table 20 contains the calculation of Net income per share attributable to the Company, excluding adjustments:

Table 20
	Three Months ended June 30,		Six Months ended June 30,
Per share amounts (Basic)	2018	2017	2018	2017
Net income attributable to the Company, reported (GAAP)	$0.94	$0.03*	$1.26	$0.37*
Adjustments:
Restructuring expenses, net	0.06	0.04	0.24	0.09
Discrete tax adjustments and effect of change in income tax rate	(0.13)	0.02	(0.13)	0.05
Foreign currency revaluation (gains)/losses	(0.05)	0.07	0.00	0.11
Net income attributable to the Company, excluding adjustments (non-GAAP)	$0.82	$0.16	$1.37	$0.62
*Includes charge of $0.31 per share for revisions in the estimated profitability of two AEC contracts.

Table 21 contains the calculation of AEC Adjusted EBITDA as a percentage of sales:

Table 21
	Adjusted EBITDA as a percentage of net sales Three months ended
(in thousands, except percentages)	June 30, 2018	March 31, 2018	December 31, 2017	June 30, 2017		March 31, 2017	December 31, 2016
Adjusted EBITDA (non-GAAP)	$15,134	$13,495	$10,794	$(8,586	)*	$5,188	$5,530
Net sales (GAAP)	$93,590	$81,830	$76,465	$68,999		$56,450	$68,302
Adjusted EBITDA as a percentage of net sales	16.2%	16.5%	14.1%	(12.4)%		9.2%	8.1%
*Includes charge of $15.8 million in Q2 2017 for revisions in estimated profitability of two AEC contracts

Table 22 contains the calculation of net debt:

Table 22
(in thousands)	June 30, 2018	March 31, 2018	December 31, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Notes and loans payable	$26	$226	$262	$249	$274	$312
Current maturities of long-term debt	1,844	1,821	1,799	51,732	51,699	51,666
Long-term debt	523,186	518,656	514,120	444,030	428,477	432,918
Total debt	525,056	520,703	516,181	496,011	480,450	484,896
Cash and cash equivalents	154,744	151,426	183,727	138,792	143,333	181,742
Net debt	$370,312	$369,277	$332,454	$357,219	$337,117	$303,154

Table 23 contains the reconciliation of MC 2018 projected Adjusted EBITDA to MC 2018 projected net income:

Table 23
Machine Clothing Full-Year 2018 Outlook (in millions)	Actual, six months ended June 30, 2018	Results for last two quarters of year to meet low end of range	Results for last two quarters of year to meet high end of range	Estimated range for full- year
Net income (non-GAAP)	$81	$56	$71	$137 - $152
Depreciation and amortization	17	17	17	34
EBITDA (non-GAAP)	$98	$73	$88	$171 - $186
Restructuring expenses	10	*	*	*
Foreign currency revaluation (gains)	(1)	*	*	*
Adjusted EBITDA (non-GAAP)	$107	$73	$88	$180 - $195
*Due to the uncertainty of these items, management is currently unable to project restructuring expenses and foreign currency revaluation gains/losses for 2018.

This press release may contain statements, estimates, or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” “should,” “look for,” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties (including, without limitation, those set forth in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q) that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections.

Forward-looking statements in this release or in the webcast include, without limitation, statements about macroeconomic and paper-industry trends and conditions during 2018 and in future years; expectations in 2018 and in future periods of sales, EBITDA, Adjusted EBITDA (both in dollars and as a percentage of net sales), income, gross profit, gross margin, cash flows and other financial items in each of the Company’s businesses, and for the Company as a whole; the timing and impact of production and development programs in the Company’s AEC business segment and the sales growth potential of key AEC programs, as well as AEC as a whole; the amount and timing of capital expenditures, future tax rates and cash paid for taxes, depreciation and amortization; future debt and net debt levels and debt covenant ratios; the impact of the new revenue recognition standard on financial results for each business segment and for the Company as a whole; the impact of the U.S. tax legislation passed in Q4 2017; the timing and impact of the restructuring in France; and changes in currency rates and their impact on future revaluation gains and losses. Furthermore, a change in any one or more of the foregoing factors could have a material effect on the Company’s financial results in any period. Such statements are based on current expectations, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

Statements expressing management’s assessments of the growth potential of its businesses, or referring to earlier assessments of such potential, are not intended as forecasts of actual future growth, and should not be relied on as such. While management believes such assessments to have a reasonable basis, such assessments are, by their nature, inherently uncertain. This release and earlier releases set forth a number of assumptions regarding these assessments, including historical results, independent forecasts regarding the markets in which these businesses operate, and the timing and magnitude of orders for our customers’ products.

Historical growth rates are no guarantee of future growth, and such independent forecasts and assumptions could prove materially incorrect in some cases.

ALBANY INTERNATIONAL CORP. CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share amounts) (unaudited)

Three Months Ended June 30,			Six Months Ended June 30,

2018	2017		2018	2017

$256,225	$215,571	Net sales	$486,206	$414,848
164,047	152,393	Cost of goods sold	312,377	275,642

92,178	63,178	Gross profit	173,829	139,206
36,707	41,314	Selling, general, and administrative expenses	78,637	81,721
10,198	9,973	Technical and research expenses	20,515	20,235
2,589	2,036	Restructuring expenses, net	11,162	4,717

42,684	9,855	Operating income	63,515	32,533
4,621	4,285	Interest expense, net	8,909	8,613
726	2,558	Other expense, net	2,178	3,384

37,337	3,012	Income before income taxes	52,428	20,536
7,031	1,779	Income tax expense	11,640	8,329

30,306	1,233	Net income	40,788	12,207
(59)	116	Net income/(loss) attributable to the noncontrolling interest	178	251
$30,365	$1,117	Net income attributable to the Company	$40,610	$11,956

$0.94	$0.03	Earnings per share attributable to Company shareholders - Basic	$1.26	$0.37

$0.94	$0.03	Earnings per share attributable to Company shareholders - Diluted	$1.26	$0.37

		Shares of the Company used in computing earnings per share:
32,257	32,166	Basic	32,239	32,147

32,273	32,200	Diluted	32,255	32,182

$0.17	$0.17	Dividends declared per share, Class A and Class B	$0.34	$0.34

ALBANY INTERNATIONAL CORP. CONSOLIDATED BALANCE SHEETS (in thousands, except share data) (unaudited)

	June 30, 2018	December 31, 2017
ASSETS
Cash and cash equivalents	$154,744	$183,727
Accounts receivable, net	249,482	202,675
Contract assets	59,244	-
Inventories	97,659	136,519
Income taxes prepaid and receivable	6,087	6,266
Prepaid expenses and other current assets	19,559	14,520
Total current assets	586,775	543,707

Property, plant and equipment, net	450,694	454,302
Intangibles, net	52,322	55,441
Goodwill	165,474	166,796
Deferred income taxes	81,237	68,648
Noncurrent receivables	36,981	32,811
Other assets	48,978	39,493
Total assets	$1,422,461	$1,361,198

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes and loans payable	$26	$262
Accounts payable	54,752	44,899
Accrued liabilities	125,255	105,914
Current maturities of long-term debt	1,844	1,799
Income taxes payable	14,620	8,643
Total current liabilities	196,497	161,517

Long-term debt	523,186	514,120
Other noncurrent liabilities	97,563	101,555
Deferred taxes and other liabilities	13,556	10,991
Total liabilities	830,802	788,183

SHAREHOLDERS' EQUITY
Preferred stock, par value $5.00 per share; authorized 2,000,000 shares; none issued	-	-
Class A Common Stock, par value $.001 per share; authorized 100,000,000 shares; issued 37,447,819 in 2018 and 37,395,753 in 2017	37	37
Class B Common Stock, par value $.001 per share; authorized 25,000,000 shares; issued and outstanding 3,233,998 in 2018 and 2017	3	3
Additional paid in capital	429,635	428,423
Retained earnings	558,639	534,082
Accumulated items of other comprehensive income:
Translation adjustments	(102,888)	(87,318)
Pension and postretirement liability adjustments	(48,422)	(50,536)
Derivative valuation adjustment	8,155	1,953
Treasury stock (Class A), at cost 8,418,620 shares in 2018 and 8,431,335 shares in 2017	(256,602)	(256,876)
Total Company shareholders' equity	588,557	569,768
Noncontrolling interest	3,102	3,247
Total equity	591,659	573,015
Total liabilities and shareholders' equity	$1,422,461	$1,361,198

ALBANY INTERNATIONAL CORP. CONSOLIDATED STATEMENTS OF CASH FLOW (in thousands) (unaudited)

Three Months Ended June 30,			Six Months ended June 30,
2018	2017		2018	2017
		OPERATING ACTIVITIES
$30,306	$1,233	Net income	$40,788	$12,207
		Adjustments to reconcile net income to net cash provided by operating activities:
17,114	15,201	Depreciation	35,416	29,845
2,559	2,632	Amortization	5,205	5,281
(854)	(758)	Change in other noncurrent liabilities	(1,231)	(2,354)
(6,118)	(6,745)	Change in deferred taxes and other liabilities	(6,902)	(7,357)
853	534	Provision for write-off of property, plant and equipment	1,124	830
154	212	Non-cash interest expense	154	423
1,047	681	Compensation and benefits paid or payable in Class A Common Stock	1,336	1,670
34	75	Fair value adjustment on foreign currency option	71	129

		Changes in operating assets and liabilities that (used)/provided cash:
(12,903)	(14,395)	Accounts receivable	(44,370)	(15,136)
(13,877)	-	Contract assets	(11,761)	-
(1,371)	1,655	Inventories	(10,615)	(13,266)
(1,157)	(780)	Prepaid expenses and other current assets	(5,220)	(2,697)
(5)	(2,817)	Income taxes prepaid and receivable	97	(2,817)
11,420	(1,459)	Accounts payable	8,882	2,065
5,853	10,071	Accrued liabilities	4,668	(900)
10,020	1,978	Income taxes payable	6,589	(508)
(1,643)	(3,621)	Noncurrent receivables	(4,170)	(7,536)
(5,745)	4,692	Other, net	(3,321)	3,938
35,687	8,389	Net cash provided by operating activities	16,740	3,817

		INVESTING ACTIVITIES
(23,352)	(21,360)	Purchases of property, plant and equipment	(39,123)	(46,405)
(23)	(353)	Purchased software	(52)	(391)
(23,375)	(21,713)	Net cash used in investing activities	(39,175)	(46,796)

		FINANCING ACTIVITIES
10,020	16,114	Proceeds from borrowings	23,031	32,259
(5,653)	(540)	Principal payments on debt	(14,143)	(21,142)
-	-	Taxes paid in lieu of share issuance	(1,652)	(1,364)
3	100	Proceeds from options exercised	150	175
(5,482)	(5,467)	Dividends paid	(10,956)	(10,926)
(1,112)	10,207	Net cash used in/(provided by) financing activities	(3,570)	(998)

(7,882)	(1,424)	Effect of exchange rate changes on cash and cash equivalents	(2,978)	1,027

3,318	(4,541)	(Decrease)/increase in cash and cash equivalents	(28,983)	(42,950)
151,426	143,333	Cash and cash equivalents at beginning of period	183,727	181,742
$154,744	$138,792	Cash and cash equivalents at end of period	$154,744	$138,792

CONTACT:
Albany International Corp.
Investors
John Cozzolino, 518-445-2281
john.cozzolino@albint.com
or
Media
Heather Kralik, 801-505-7001
heather.kralik@albint.com